Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Neuronetics, Inc.

We consent to the use of our report dated April 25, 2024, on the consolidated financial statements of Greenbrook TMS Inc. (and subsidiaries), which comprise the consolidated balance sheets as at December 31, 2023 and December 31, 2022, the related consolidated statements of comprehensive loss, changes in equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes, which is included in this Form 8-K/A of Neuronetics, Inc. (the Company).

We also consent to the incorporation by reference of such report in the Registration Statement (No. 333-266617) on Form S-3 and the Registration Statements (Nos. 333226343, 333-252233, 333-266606 and 333-284691) on Form S-8 of the Company.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

February 6, 2025

Vaughan, Canada